Exhibit 99.2

PRELIMINARY UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL

INFORMATION RELATING TO THE FIRST NATIONAL BANK OF IPSWICH AND BANCORPRI MERGERS

The preliminary unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to Brookline’s February 28, 2011 merger with First National Bank of Ipswich (“Ipswich”) and Brookline’s merger with BancorpRI on January 1, 2012. The preliminary unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Brookline and BancorpRI as of December 31, 2011, and assumes that the merger was completed on January 1, 2011. As the Ipswich merger was completed on February 28, 2011, the impact of that merger is included in Brookline’s financial condition as of December 31, 2011. The preliminary unaudited pro forma combined condensed consolidated statements of operations give effect to the Ipswich merger and the BancorpRI merger as if both mergers had been completed on January 1, 2011. The historical condensed consolidated statement of operations for Brookline for the year ended December 31, 2011 includes the actual results related to Ipswich from the date of the merger through December 31, 2011. The historical condensed consolidated statement of operations for Ipswich for the year ended December 31, 2011 includes actual results from January 1, 2011 through February 28, 2011. The historical condensed consolidated statement of operations for BancorpRI for the year ended December 31, 2011 includes actual results from January 1, 2011 through December 31, 2011.  The preliminary unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the mergers been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition of the combined entities.

For purposes of the pro forma financial information, the fair value of Brookline common stock was the $8.44 closing price on December 31, 2011.

The pro forma financial information includes estimated adjustments to record assets and liabilities of BancorpRI at their respective fair values and represents Brookline’s pro forma estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after completion of thorough analyses to determine the fair value of BancorpRI’s tangible and identifiable intangible assets and liabilities as of January 1, 2012 is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the preliminary unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Brookline’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities.  The final adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Brookline anticipates that the merger with BancorpRI will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits of the combined company would have been had our companies been combined during these periods.

The preliminary unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Bancorp Rhode Island, Inc., which are incorporated by reference, and Brookline Bancorp, Inc.

The preliminary unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Brookline common stock or the actual or future results of operations of Brookline for any period. Actual results may be materially different than the pro forma information presented.

Preliminary Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition

As of December 31, 2011

		BancorpRI Merger
	Brookline Historical	Bancorp RI Historical	Pro Forma Merger Adjustments		Brookline/ Bancorp RI Pro Forma
	(In thousands)
Assets:
Cash and cash equivalents	$106,296	$23,402	$—		$129,698
Investment securities	256,714	328,894	—		585,608
Loans (1)	2,720,821	1,167,404	(21,191)	(2)	3,867,034
Less: Allowance for loan and lease losses	(31,703)	(18,142)	18,142	(2)	(31,703)
Net loans and leases	2,689,118	1,149,262	(3,049)		3,835,331
Bank-owned life insurance	—	32,496	—		32,496
Premises and equipment, net	38,495	11,006	81	(3)	49,582
Goodwill	45,799	12,262	83,571	(4)	141,632
Other identifiable intangibles	5,214	—	15,207	(5)	20,421
Other assets	157,377	26,921	(110,761)	(6)	73,537
Total assets	3,299,013	1,584,243	(14,951)		4,868,305

Liabilities and Equity:
Noninterest-bearing checking	$225,284	$278,503	$—		$503,787
Interest-bearing checking	110,220	70,663	—		180,883
Savings	164,744	345,850	—		510,594
Money market	946,411	149,988	—		1,096,399
Certificates of deposit	805,672	286,350	2,004	(7)	1,094,026
Total deposits	2,252,331	1,131,354	2,004		3,385,689
Borrowings	506,919	281,326	15,469	(8)	803,714
Subordinated deferrable interest debentures	—	13,403	(314)	(8)	13,089
Other liabilities	32,761	26,800	8,771	(9)	68,332
Total liabilities	2,792,011	1,452,883	25,930		4,270,824
Stockholders’ equity	503,602	131,360	(40,881)	(10)	594,081
Noncontrolling interest in subsidiary	3,400	—	—		3,400
Total liabilities and equity	3,299,013	1,584,243	(14,951)		4,868,305

(See “Notes to the Preliminary Unaudited Pro Forma Combined Condensed Financial Information”)

Preliminary Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2011

									Pro Forma
		Ipswich			Pro Forma	Bancorp RI			Combined
	Brookline Historical	Ipswich Historical Pre-Merger	Pro Forma Merger Adjustments		Combined Brookline/ Ipswich	Bancorp RI Historical	Pro Forma Merger Adjustments		Brookline/ Ipswich/ Bancorp RI
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$133,938	$1,972	$(273	)(11)	$135,637	$57,864	$(3,600	)(11)	$189,901
Investment securities and other	6,597	94	(39	)(11)	6,652	11,333	(1,023	)(11)	16,962
Total interest income	140,535	2,066	(312)		142,289	69,197	(4,623)		206,863

Interest expense:
Deposits	19,757	245	(107	)(11)	19,895	5,282	(1,121	)(11)	24,056
Borrowings	10,579	170	(30	)(11)	10,719	8,343	(1,194	)(11)	17,868
Subordinated deferrable interest debentures	—	—	—		—	667	—		667
Total interest expense	30,336	415	(137)		30,614	14,292	(2,315)		42,591

Net interest income	110,199	1,651	(175)		111,675	54,905	(2,308)		164,392
Provision for credit losses	3,631	302	—		3,933	4,448	—		8,381
Net interest income after provision for credit losses	106,568	1,349	(175)		107,742	50,457	(2,308)		155,891

Non-interest income:
Banking services	5,653	302	—		5,955	6,983	—		12,938
Securities gains, net of impairment losses	80	—	—		80	(962)	—		(882)
Prepayment penalty - borrowings	—	—	—		—	—	—		—
Bank owned life insurance	—	—	—		—	1,219	—		1,219
Other	(671)	103	—		(568)	932	—		364
Total non-interest income	5,062	405	—	(12)	5,467	8,172	—	(12)	13,639

Non-interest expense:
Salaries and employee benefits	30,789	915	—		31,704	24,946	—		56,650
Occupancy and equipment	6,138	303	10	(13)	6,451	3,420	(4	)(13)	9,867
Data processing	9,144	167	—		9,311	2,765	—		12,076
Federal deposit insurance premiums	1,746	82	—		1,828	1,282	—		3,110
Amortization of core deposit and other intangibles	1,570	—	202	(14)	1,772	—	2,984	(14)	4,756
Merger and acquisition integration expenses	1,971	1,332	(1,482	)(15)	1,821	4,159	(5,980	)(15)	—
Other	11,567	348	—		11,915	13,246	—		25,161
Total non-interest expense	62,925	3,147	(1,270	)(16)	64,802	49,818	(3,000	)(16)	111,620

Income before income taxes	48,705	(1,393)	1,095		48,407	8,811	692		57,910
Income tax expense	19,886	(368)	617	(17)	20,135	3,573	—		23,708
Net income (loss) from continuing operations	28,819	(1,025)	478		28,272	5,238	692		34,202
Net income from discontinued operations	—	—	—		—	—	—		—
Net income (loss)	28,819	(1,025)	478		28,272	5,238	692		34,202
Less net income attributable to noncontrolling interest in subsidiary	1,219	—	—		1,219	—	—		1,219
Net income (loss) available to common stockholders	$27,600	$(1,025)	$478		$27,053	$5,238	$692		$32,983

Earnings (loss) per common share:
Basic	$0.47	$(0.44)	$		$0.46	$1.12	$		$0.47
Diluted	$0.47	$(0.44)	$		$0.46	$1.10	$		$0.47
Weighted average common shares outstanding:
Basic	58,633,627	2,333,000	(2,333,000	)(18)	58,633,627	4,685,954	6,311,886	(18)	69,631,467
Diluted	58,636,431	2,333,000	(2,333,000	)(18)	58,636,431	4,770,959	6,226,881	(18)	69,634,271

(See “Notes to the Preliminary Unaudited Pro Forma Combined Condensed Financial Information”)

NOTES TO THE PRELIMINARY UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

Note A — Basis of Presentation

The preliminary unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and results of operations of Brookline resulting from the February 28, 2011 merger with Ipswich and the January 1, 2012 merger with BancorpRI under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Ipswich and BancorpRI are recorded by Brookline at their respective fair values as of the date each merger is completed. The merger is assumed to qualify as a tax-free reorganization for federal income tax purposes.

The preliminary unaudited pro forma combined condensed consolidated financial information includes estimated adjustments to record BancorpRI’s assets and liabilities at their respective fair values based on management’s best estimate using information as of the merger date.  The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed.  The final allocation of the purchase price will be determined after the completion of a final analysis to determine the fair values of BancorpRI’s tangible and identifiable intangible assets and liabilities as of the closing date.  The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented herein.  Increases or decreases in fair value of certain balance sheet amounts and other items of BancorpRI as compared to the information presented herein may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations due to adjustments in yield and/or amortization of adjusted assets and liabilities.  The preliminary unaudited pro forma condensed combined consolidated financial information is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been completed as of or at the beginning of the period presented, nor is it necessarily indicative of the results of operations or the financial position for any other interim or full-year period.

The preliminary unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Brookline and BancorpRI as of December 31, 2011, and assumes that the merger was completed January 1, 2011. As the Ipswich merger was completed on February 28, 2011, the impact of the merger is included in Brookline’s consolidated financial condition as of December 31, 2011. The preliminary unaudited pro forma combined condensed consolidated statements of operations give effect to the Ipswich merger and the BancorpRI merger as if both mergers had been completed on January 1, 2011.

As the mergers are recorded using the acquisition method of accounting, all loans are recorded at their fair value, including adjustments for estimated credit losses, and no allowance for loan and lease losses is carried over to Brookline’s balance sheet. In addition, certain anticipated non-recurring costs associated with the merger such as legal fees, other professional fees, severance, retention and conversion related expenses are not reflected in the pro forma statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for loan and lease losses, for purposes of the preliminary unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2011, we assumed no adjustments to the historical amount of Ipswich’s or BancorpRI’s provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Ipswich’s or BancorpRI’s provision for credit losses presented.

The historical financial results of Brookline, Ipswich, and BancorpRI include merger and acquisition integration costs of $2.0 million, $1.3 million and $4.2 million, respectively, for the year ended December 31, 2011. Such costs related to the respective mergers and consisted primarily of professional fees, severance expenses and retention expenses.

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies and financial statement classifications of BancorpRI are in the process of being reviewed by Brookline. Upon completion of the review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

Brookline continues to refine specific details of its plan to integrate Brookline’s and BancorpRI’s operations post-merger, including ongoing assessment of personnel, benefit plans, premises, equipment and service contracts to determine where there are opportunities to eliminate redundancies. Certain of these decisions have and may continue to involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Brookline,

Ipswich and BancorpRI have also incurred merger-related costs including legal fees, other professional fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs have been or will be recorded based on their nature and timing.

Note D — Estimated Annual Cost Savings

Brookline expects to realize annualized cost savings of approximately $2.8 million (25%) of Ipswich’s non-recurring non-interest expenses and $10.6 million (25%) of BancorpRI’s non-recurring non-interest expenses following the mergers. Brookline expects to achieve approximately 25% of the anticipated annualized savings related to Ipswich in 2011, 70% in 2012 and 100% thereafter. Brookline expects to achieve approximately 40% of the anticipated annual savings related to BancorpRI in 2012, 80% in 2013 and 100% thereafter. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will achieved in the amount or manner currently contemplated.

Note E — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the preliminary unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(1) Loans include net deferred costs and unearned discounts.

(2) Represents the estimated fair value adjustments to loans, which includes a $30.2 million non-accretable discount for estimated lifetime credit losses and a $9.0 million premium to be amortized utilizing the interest method over the lives of the loans. Accordingly, the existing BancorpRI allowance for loan and lease losses has not been carried over.

(3) Represents fair value adjustments on real estate and leased space.

(4) Represents adjustments to goodwill resulting from recording the assets and liabilities of BancorpRI at fair value. These adjustments are based on information currently available. The final adjustments will be calculated over the next several weeks and may be materially different than those presented here. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill and can be summarized as follows (in thousands):

Brookline common stock issued		$92,822	(a)
Cash payments to Bancorp RI stockholders		112,983	(b)
Cash payments related to unexercised stock options and severance payments		6,428	(c)
Total consideration		212,233

Carrying value of Bancorp RI net assets at December 31, 2011		131,360
Fair value adjustments debit/(credit):
Loans, net	(3,049)
Real estate and long term leases	81
Core deposit intangible	14,307
Non-compete agreement	900
Certificates of deposit	(2,004)
Borrowings	(15,155)
Other liabilities	0
Deferred tax effect of adjustments (41.5%)	2,222
Total fair value adjustments		(2,698)
Fair value of net assets acquired at December 31, 2011		128,662

Excess of consideration paid over fair value of net assets acquired (goodwill)		83,571

(a)	Brookline common stock issued is calculated as follows:

	BancorpRI common shares outstanding as of December 31, 2011:
	Issued	5,086,241
	Less treasury shares	(397,650)
	BancorpRI common stock outstanding as of December 31, 2011	4,688,591

	BancorpRI common shares to be exchanged for Brookline common shares	2,346,957
	Multipled by exhange ratio	4.686
	Brookline common shares to be issued	10,997,840
	Closing price of Brookline common stock on December 30, 2011	$8.44
	Fair value of Brookline common shares to be issued (in thousands)	$92,822

(b)	The cash portion of the merger consideration to be paid to Bancorp RI stockholders is calculated as follows:
	BancorpRI common stock outstanding as of December 31, 2011	4,688,591
	Less BancorpRI common shares to be exchanged for Brookline common shares	2,346,957
	BancorpRI common shares to be exchanged for cash	2,341,634
	Cash consideration per share	$48.25
	Total cash consideration to be paid to BancorpRI stockholders (in thousands)	112,983

(c)	Cash payments related to unexercised stock options and severance payments are summarized as follows (in thousands):
	85,400 options at $48.25 per option less the weighted average exercise price of the stock options	$1,339
	Severance payments	5,089
	Total cash payments related to unexercised stock options and severance payments.	6,428

(5)          Represents the recognition of the fair value of the core deposit intangible asset, which is estimated to be 1.80% of core deposit liabilities assumed, or $14.3 million. Core deposits exclude certificates of deposit and selected other deposit accounts. This adjustment also includes the fair value of a non-compete agreement with the former chief executive officer of BancorpRI. The non-compete was valued at $900 thousand with a useful life of two years.

(6)          At December 31, 2011, Brookline had set aside monies in escrow totaling $113 million to be used as cash consideration in the acquisition of BancorpRI. The adjustment in the pro forma includes payment of the cash consideration to shareholders of BancorpRI and is offset by a deferred tax asset which will be established for the fair value adjustments related to the assets acquired and liabilities assumed.

(7)          Represents the estimated fair value adjustments to certificate of deposit liabilities.

(8)          Represents the estimated fair value adjustment to borrowings and subordinated deferrable interest debentures.

(9)          Represents investment banking fees to be paid by BancorpRI upon completion of the acquisition on January 1, 2012. Although the fees were not incurred in 2011, such fees are reflected as an accrued liability for purposes of this pro forma.  It is assumed that 30% of these fees are not tax deductible; however, such fees will be evaluated subsequent to completion of the merger to determine what portion is tax deductible. Additional pro forma adjustments were made to other liabilities to accrue for 2012 payments related to vested stock options settled in cash, severance payments and 280 G gross up payments.

(10)    The net impact of the adjustments to stockholders’ equity is detailed in the table below (in thousands):

Fair value of Brookline common shares issued	$92,822
Elimination of Bancorp RI’s shareholder’s equity	(131,360)
Professional fees accrued for in the pro forma but not included in the 2011 historical income statement	(2,343)
$(40,881)

(11)    Includes the amortization/accretion of fair value adjustments related to loans, investment securities, deposits and borrowings utilizing the sum of the years digits method over the estimated lives of the related asset or liability, excluding adjustments for estimated credit losses. Ipswich estimated lives are 3.5 years for loans, 4 years for investment securities, 1 year for deposits and 5 years for borrowings. BancorpRI estimated lives are 2 years for loans, 3.5 years for investment securities, 5 years for deposits and 3 years for borrowings. The interest method will be utilized to amortize/accrete fair value adjustments when the merger is completed. Brookline borrowed $72.3 million to fund the cash consideration of the BancorpRI acquisition over a 3 year to 7 year period at a weighted average annual rate of 1.42%.

(12)    Non-interest income does not reflect revenue enhancement opportunities.

(13)    Depreciation of fair value adjustment related to bank premises

(14)    Amortization of core deposit intangible using an accelerated method over eleven years for the Ipswich asset and ten years for the BancorpRI asset.  Amortization of non-compete agreement over two years.

(15)    Merger and acquisition integration expenses related to the Ipswich and BancorpRI merger charged against income were $6 million for the year ended December 31, 2011. The expenses were comprised primarily of legal fees, other professional fees, severance, retention and conversion related expenditures.  These non-recurring expenses have been eliminated from the pro forma statements of operations.

(16)    Non-interest expenses do not reflect anticipated cost savings.

(17)    Reflects the tax impact of the pro forma merger adjustments at Brookline’s statutory income tax rate of 41.5% for the year ended December 31, 2011 and the effect of certain merger and acquisition integration expenses not being deductible for income tax purposes.

(18)    Adjustment reflects the elimination of Ipswich’s weighted average shares outstanding. Adjustment reflects the elimination of Bancorp’s weighted average shares outstanding, offset by the additional 10,997,840 shares issued in connection with the BancorpRI merger.